EXHIBIT 99

PRESS RELEASE                                       FOR FURTHER  DAVID M. GADDIS
IMMEDIATE RELEASE                                   INFORMATION: PRESIDENT & CEO
JUNE 5, 2000                                                     FVNB CORP.
                                                                 361-572-6500

             FVNB CORP. ELECTS TO BECOME A FINANCIAL HOLDING COMPANY

        VICTORIA, TEXAS--FVNB Corp. (Nasdaq: FVNB) announced today that the Company has elected to become a financial holding company.

        On November 12, 1999, the Gramm-Leach-Bliley Act (GLBA) was signed into law. This comprehensive financial modernization legislation eliminates restrictions to affiliations among banks, insurance companies, securities firms, and other financial service providers.

        GLBA authorizes a new type of financial holding company through which affiliations among such entities is permitted. A financial holding company may now engage in a broad range of financial activities and any non-financial activities that the Federal Reserve Board determines is complementary to a financial activity. A bank holding company may become a financial holding company by filing with the Federal Reserve Board and certifying that each of its subsidiary banks is well capitalized, is well managed and has at least a satisfactory rating under the Community Reinvestment Act. FVNB Corp. elected to become a financial holding company and the election was made effective as of May 31, 2000.

        "The Gramm-Leach-Bliley Act has helped level the playing field in the financial services industry," commented David M. Gaddis FVNB Corp. President & C.E.O. "Our election to become a financial holding company will position FVNB Corp. to take advantage of the opportunities afforded by the legislation and to compete more effectively in the future."

        FVNB Corp. is a financial holding company whose principal operating subsidiaries are First Victoria National Bank, with locations in Victoria, Port Lavaca, Taft, Edna, and Ganado, Texas, and Citizens Bank of Texas N.A., with locations in New Waverly, Huntsville, and The Woodlands, Texas. As of March 31, 2000, total consolidated assets of the Company were approximately $645 million and consolidated equity capital was approximately $61 million.

        ["Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans projections or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities Exchange Commission.] Subsidiary Banks, Member FDIC.